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                              STARBUCKS CORPORATION
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                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

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
                                         Three Months Ended
                                      January 2,   December 27,
                                        2000         1998
                                           (13 Weeks)
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
CALCULATION OF EARNINGS PER COMMON SHARE-BASIC:

Net earnings                          $ 34,749    $ 26,733
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Weighted average common shares and
 common stock units outstanding        183,427     180,042
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Net earnings per common share-basic   $   0.19    $   0.15
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CALCULATION OF EARNINGS PER COMMON AND
COMMON EQUIVALENT SHARE-DILUTED:

Net earnings                          $ 34,749    $ 26,733
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Weighted average shares outstanding
 calculation:
 Weighted average common shares
  and common stock units outstanding   183,427     180,042
 Dilutive effect of outstanding common
  stock options                          5,913       5,424
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Weighted average common and common
 equivalent shares outstanding         189,340     185,466
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Net earnings per common and
 common equivalent share-diluted      $   0.18    $   0.14
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